Exhibit 99.1

NEWS

Investor Contact:	Marsha Morgan	FOR IMMEDIATE RELEASE
(817) 352-6452

Media Contact:	Richard Russack
(817) 867-6425

Burlington Northern Santa Fe Records Non-Cash Charge and

Updates Third-Quarter Earnings Guidance

FORT WORTH, Texas, October 7, 2004 - Burlington Northern Santa Fe Corporation (BNSF) (NYSE: BNI) today announced that it recorded a non-cash charge of approximately $288 million after-tax, or $0.76 per share, in the third quarter of 2004, to reflect changes in the way BNSF estimates asbestos and environmental remediation liabilities. Excluding the charge, the Company anticipates third-quarter earnings per share will exceed prior guidance and be in the range of $0.75 to $0.77, reflecting strong revenue growth and expense control.

Approximately two thirds of the total charge represents BNSF’s estimated cost of incurred but not reported liabilities associated with asbestos-related exposures. Previously, BNSF accrued for these items on an as-reported basis. The remainder of the charge relates to BNSF’s refinement of estimated environmental liabilities through the use of an actuary to estimate the remediation costs at known sites. Most of the contamination at these sites occurred decades ago.

“We recently completed a review of our approach for estimating asbestos and environmental liabilities. This review was undertaken as a result of recently reported quarterly expenses for past asbestos and environmental issues. Working with third-party experts, we developed actuarial approaches for these liabilities that reflect better estimates and are consistent with the current actuarial technique we utilize to estimate the total liability for personal injury claims from past incidents,” said Thomas N. Hund, BNSF’s Executive Vice President and Chief Financial Officer.

Due to the change in approach, BNSF anticipates an ongoing decrease in operating expenses beginning in the fourth quarter, favorably impacting earnings by about two cents per share. This amount could vary based on actual experience. The charge is not expected to have any impact on the timing of claim payments.

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BNSF will be hosting a teleconference call tomorrow morning, October 8, at 10:00 a.m. Eastern Time, to discuss the charge. The discussion will be followed by a question-and-answer session. To participate in the teleconference, please dial 888-428-4480 in the U.S. or International 612-326-0027. Shortly after the conference concludes, you may listen to a replay which will be available until midnight, October 15. The replay numbers are U.S. 800-475-6701 or International 320-365-3844, and the access code is 750197 for both numbers.

In accordance with Securities Exchange Commission Regulation G, the following table is included to reconcile anticipated earnings per share excluding the asbestos and environmental charge to GAAP net loss/earnings per share:

For the quarter ended September 30, 2004
Anticipated range of earnings per share, excluding charge	$0.75 to $0.77
Asbestos and environmental charge, net of tax	(0.76)

Anticipated range of GAAP (loss) earnings per share	$(0.01) to $0.01

Anticipated earnings per share, excluding the effect of the charge, is a non-GAAP measure. Management believes that the non-GAAP measure provides for an alternative presentation of results without the distorting effect of the 2004 third-quarter charge. This measure should be considered in addition to, not as a substitute for, GAAP results.

BNSF’s subsidiary, The Burlington Northern and Santa Fe Railway Company, operates one of the largest railroad networks in North America, with about 32,500 route miles covering 28 states and two Canadian provinces. The railway is among the world’s top transporters of intermodal traffic, moves more grain than any other American railroad, transports the components of many of the products we depend on daily, and hauls enough coal to generate about ten percent of the electricity produced in the United States. BNSF is an industry leader in Web-enabling a variety of customer transactions at www.bnsf.com.

Statements made in this release concerning projections or expectations of financial or operational performance, or concerning other future events or objectives or results, including anticipated third quarter results, anticipated liability expense estimates and the timing of claim payments, are “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements involve a number of risks and uncertainties and actual results may differ materially from those projected or implied in those statements. Important factors that could cause such differences include, but are not limited to, unanticipated further adjustments in finalizing results for the third quarter, our ability to estimate the population of employees or others exposed to asbestos, unknown conditions at various environmental sites and other company properties, actions by third parties that may have exposed the Company to legal liability, changes in legislative and regulatory standards, and evolving legal liability trends. The Company assumes no obligation to update forward-looking information to reflect actual results or changed assumptions or other factors.